Exhibit 5

September 18, 2006

THQ Inc.

29903 Agoura Road

Agoura Hills, California 91301

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Legal and Assistant Secretary of THQ Inc., a Delaware corporation (the “Company”), and I offer this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 6,500,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company and the preferred share purchase rights (the “Rights”) associated with the Shares that may be issued under the THQ Inc. 2006 Long-Term Incentive Plan and the THQ Inc. Employee Stock Purchase Plan (the “Plans”).  The terms of the Rights are set forth in the Amended and Restated Rights Agreement, dated as of August 22, 2001, and as amended by the First Amendment to the Amended and Restated Rights Agreement, dated as of April 9, 2002, between the Company and Computershare Investor Services, LLC, as rights agent (the “Rights Agreement”).

As Vice President, Legal and Assistant Secretary for the Company, I have examined the proceedings taken by the Company in connection with the Plans and the Shares being registered hereby.

Upon the basis of such examination, I advise you that, in my opinion:

1.             Subject to effectiveness of the Registration Statement, the Shares, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

2.             The Rights to be associated with each Share will be validly issued when (a) each such Right shall have been duly issued in accordance with the terms of the Rights Agreement and (b) such associated Share shall have been duly issued and sold as set forth in paragraph 1 above and as contemplated by the Registration Statement.

I express no opinion herein as to any law other than the Delaware General Corporation Law as in effect as of the date hereof, and I express no opinion as to any other law, statute, ordinance, regulation or rule.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving such consent, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.  This opinion letter is limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  The opinions expressed herein are given as of the date hereof and I assume no obligation to advise you of any change in any underlying fact or circumstance that may hereafter be brought to my attention or occur.

Very truly yours,

/s/ Sheryl Kinlaw
Sheryl Kinlaw, Vice President, Legal
& Assistant Secretary
THQ Inc.